HALE AND DORR LLP

                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000




                                 April 28, 1999


Pioneer Real Estate Shares
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

         Pioneer Real Estate Shares (formerly, Pioneer Winthrop Real Estate Investment Fund) (the "Trust") was established as a Delaware business trust under an Agreement and Declaration of Trust dated, March 10, 1995, as amended from time to time (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

         The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V, Section 2 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Section 3 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trustees have divided the shares of the Trust into four classes, designated as Class A, Class B, Class C and Class Y.

         We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.


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         Any reference to "our knowledge", to any matter "known to us", "coming to our attention" or "of which we are aware" or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to the preparation of the Trust's Registration Statement on Form N-1A or any amendments thereto, of the existence or absence of any facts which would contradict the opinions set forth below. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Trust. Without limiting the foregoing, we have not examined any dockets or records of any court, administrative tribunal or other similar entity, or any electronic or computer databases, in connection with our opinions expressed below.

         Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (i) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity,
(ii) the successful assertion of any equitable defense, or (iii) the right of any party to enforce the indemnification or contribution provisions of any agreement.

         In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on certificates of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the respective dates of such certificates.

         This opinion is limited to the Delaware Business Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Trust. It is also qualified to the extent that, pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

         Subject to the foregoing, we are of the opinion that the Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware and that the shares of beneficial interest of the Trust, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Trust's Registration Statement on Form N-1A and the Underwriting Agreement between the Trust and Pioneer Funds Distributor, Inc., will constitute legally and validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein. Further, we are expressing no opinion as to shares previously issued by the Trust and currently outstanding.

         This opinion is furnished to you solely for your use and may not be quoted to or relied upon by any other person or entity or used for any other purpose, without our prior written consent.

         We consent to your filing this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to any amendments to the Trust's registration statement with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                                      Very truly yours,

                                                      /s/Hale and Dorr LLP

                                                      Hale and Dorr LLP